METLIFE CAPITAL

Principal Amount: $1,249,197.92

Date:  July 30, 1998


WHEREAS, the parties herein, previously executed that certain Term Promissory Note No. One dated July 30, 1993 in the Original Loan Amount of $3,500,000.00 (Ref. No. 5027993-001) ("Original Note"),

WHEREAS, HAMPSHIRE DESIGNERS, INC. ("Borrower") now desires to restructure said original Note (Ref. No. 5027993-002); and

WHEREAS, MetLife Capital Corporation, holder of the Original Note, ("MetLife") is agreeable to restructure said Original Note by applying $1,249,197.92 to said attached Original Note for principal and interest, provided the Borrower executes this Restated Term Note.

NOW THEREFORE, for value received the Borrower promises to pay to MetLife Capital Corporation or order, the principal sum of ONE MILLION, TWO HUNDRED FORTY-NINE THOUSAND, ONE HUNDRED NINETY-SEVEN AND 92/100 DOLLARS ($1,249,197.92) ("Loan") together with interest from JULY 30, 1998, until payment in full, on the principal balance from time to time remaining unpaid thereon at the rate of 7.450% per annum (computed on the basis of a 360-day year of twelve consecutive 30-day months) in installments as follows:

THIRTY-SIX (36) installment including both principal and interest, each in the amount of $38,829.14, payable commencing AUGUST 30, 1998 AND MONTHLY THEREAFTER UNTIL July 30, 2001 on which date the entire balance of principal and interest unpaid shall be due and payable. It is agreed that each installment, when paid, shall be applied by the holder hereof, first so much as shall be required to the payment of interest accrued as specified hereto, and the balance thereof to the repayment of the principal sum.

If any payment shall not be paid when due and shall remain unpaid for ten (10) days, the Borrower agrees to pay an additional charge equal to five percent (5%) of the delinquent payment or the highest additional charge permitted by law, whichever is less. All payments of the principal and interest on the Restated Term Note shall be made in coin or currency of the United States of America which at the time shall be the legal tender for the payment of public and private debts.

Upon not less than thirty (30) days prior written notice to MetLife, Borrower shall have the right to prepay all, but not less than all, of the outstanding principal balance on any regularly scheduled principal and interest payment date without any prepayment fee.

In the event the Restated Term Note is placed in the hands of an attorney for collection or suit is brought on the same, or the same is collected through bankruptcy or other judicial proceedings then the Borrower agrees and promises to pay a reasonable attorney's fee for collections, plus all out-of-pocket expenses. The Restated Term Note shall be governed and construed in accordance with the laws of the State of Washington. The Borrower hereby irrevocably submits to the jurisdiction of and state of federal court sitting in Seattle, King County, Washington, in any action or proceeding brought to enforce or otherwise arising out of or relating to the Restated Term Note, and thereby waives any objection to venue in any such court and any claim that such forum is an inconvenient forum.

The Restated Term Note may be declared due prior to its expressed maturity date, all in the events, on the terms, and in the manner provided for in the Loan and Security Agreement dated February 27, 1993, as amended and supplemented.

The undersigned waives presentment, notice of intention to accelerate, demand and notice of dishonor.

HAMPSHIRE DESIGNERS, INC., BORROWER

By:  /s/ Charles W. Clayton
Its:  Vice President

                          TERM PROMISSORY NOTE NO. ONE
No. 5027993
$3,500,000.00
July 30, 1993

FOR VALUE RECEIVED, the undersigned, HAMPSHIRE HOSIERY, INC. ("Maker") promise to pay to the order of MetLife Capital Corporation ("Payee"), at its office at 10900 N.E. 4th St., Suite 500, Box C-97550, Bellevue, Washington 98009, the principal sum of Three Million Five Hundred Thousand ($3,500,000.00) Dollars together with interest on unpaid principal from the date of disbursement of such principal amount until payment in full at a rate of Seven and Fifty Nine Hundredths percent (7.59%) per annum ("Rate") computed on the basis of a 360 day year of twelve consecutive thirty day months. Interest hereunder shall be paid on the unpaid principal, together with principal, in Sixty (60) installments of Fifty Three Thousand Eight Hundred Thirty Nine and fifty-six cents ($56,839.56) with an amortization of the loan over Eighty-Four (84) months, or Seven (7) years commencing on August 30, 1993 and monthly thereafter until July 30, 1998 on which date the entire balance of $1,249,197.92, including principal and interest unpaid shall be due and payable. It is agreed that each installment, when paid, shall be applied by the holder hereof, first so much as shall be required to the payment of interest accrued as specified hereto, and the balance thereof to the repayment of the principal sum.

Except as may be otherwise expressly provided herein, this Note may not be prepaid in whole or in part, except with the prior written consent of Payee. Maker shall have the privilege of prepaying all (but not part) of the then outstanding balance under this Note on July 30, 1995 or on any installment due date thereafter, subject to giving thirty (30) days prior written notice to Payee specifying the date of prepayment and further subject to payment of a prepayment premium equal to the amount, if any, required to offset the adverse impact to Payee of any decline in interest rates. The prepayment premium is determined by (i) calculating the decrease, expressed in basis points (but not less than zero) in the current weekly average yield for Three (3) year U.S. Treasury Notes as published in Federal Reserve Statistical Release H. 15(519) (the "Index") from the weekly average yield of 4.50% as of June 22, 1993 to the Friday (or, if Friday is not a business day, the last business day) of the week immediately preceding the prepayment date (ii) dividing the difference by 100,
(iii) multiplying the result by the applicable "Premium Factor" set forth below, and (iv) multiplying the product by the principal to be prepaid. Any prepayment shall be applied first to the prepayment premium, if any, next to accrued interest and late charges (if any), and thereafter to the principal then outstanding. The Premium Factor shall be the amount shown on the following chart for the month in which payment occurs.

Number of Months Remaining           (Years)          Premium Factor
--------------------------           -------         -----------------
       36 - 25                         (3)                .022
       24 - 13                         (2)                .017
       12 - 1                          (1)                .011

In the event the Federal Reserve Board ceases to publish Statistical Release H. 15(519), then the decrease in Three (3) - Year U.S. Treasury Notes will be determined from another source designated by Payee.

If Maker shall have given to Payee notice of Maker's intention to so prepay, Maker shall not then be entitled to withdraw such notice, and the indebtedness proposed to be prepaid in such notice together with the aforesaid prepayment fee, if applicable, shall be due and payable upon the date specified for such prepayment in such notice. Upon the occurrence of an Event of Default and acceleration of payment of indebtedness evidenced hereby during a period open to prepayment, Maker shall pay to Payee, in addition to any and all other sums due and payable hereunder, as liquidated damages for the loss of Payee's investment and not as a penalty, an amount equal to the prepayment fee which would have been payable hereunder on such date of acceleration in the event of a voluntary prepayment. Maker and Payee agree that the foregoing amounts do not constitute penalties but rather constitute reasonable calculations of the investment loss that would be sustained by Payee in the event of such prepayment.

It is specifically understood and agreed by Maker that, in the event of a default under this Note or under any instrument securing the Note, a tender of payment of the unpaid principal and accrued interest then outstanding shall be deemed a prepayment, and accordingly, said tender must include the premium herein above required, or if said tender is made prior to the time this privilege is operative, then said tender must include a premium equal to six (6) months' interest at the Rate computed on the principal amount so tendered. It is further understood and agreed by Maker that Payee shall not be obligated to accept said tender, and said tender shall for all purposes be deemed ineffectual and deficient, unless said tender shall include the premium herein above required.

In the event that Payee does not receive any payment on the date due, Maker will pay Payee a late charge of five percent (5%) of the payment outstanding together with the payment and, provided said sum is received within ten (10) days of the date due, Payee agrees not to demand immediate payment of the whole sum of principal and interest as otherwise permitted herein.

If, from any circumstances whatsoever, payment of any obligation due under this Note at the time such performance shall be due shall involve exceeding the maximum amount currently prescribed by any applicable usury statue or any other applicable law, then such obligation shall be reduced to such maximum amount, so that in no event shall any payment be possible under this Note, or under any other instrument evidencing or securing the indebtedness evidenced hereby, that is in excess of such maximum amount.

In the event that an Event of Default shall occur under the Loan and Security Agreement (as hereinafter defined) or any other instrument now or hereafter securing repayment hereof, following any required notice and/or the expiration of any applicable period of grace, then, and in such event, the principal indebtedness evidenced hereby, and any other sums advanced hereunder, together with all unpaid interest accrued thereon, shall, at the option of Payee, at once become due and payable and may be collected forthwith, regardless of the stipulated date of maturity. TIME IS OF THE ESSENCE WITH RESPECT TO THIS NOTE. Interest shall accrue on the outstanding principal for so long as such default continues, regardless of whether or not there has been an acceleration of the indebtedness evidenced hereby as set forth herein, at the rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate allowable under law. All such interest shall be paid at the time of and as a condition precedent to the curing of any such default should Payee, at its sole option, allow such default to be cured. In the event this Note, or any part thereof, is collected by or through an attorney-at-law. Maker agrees to pay all costs of collection including, but not limited to, reasonable attorneys' fees, whether or not suit is filed.

This Note is one of the notes referred to in and is secured by the Loan and Security Agreement dated July 30, 1993 between Maker and Payee. The terms of the Loan and Security Agreement are incorporated herein by reference

This Note consolidates the following interim Notes executed by Maker in favor of Payee

Interim Note Number              Date                 Principal Amount
-------------------            ---------             ------------------
REQUEST FOR ADVANCE OF           DATED:                   $3,500,000.00
LOAN PROCEEDS NO. ONE         July 27, 1993

Maker waives any right of exemption and waives presentment, protest and demand and notice of protest, demand and of dishonor and nonpayment of this Note, and consents that any holder hereof shall have the right, without notice, to grant any extension or extensions of time for payment of this Note or any part thereof or any other indulgences or forbearances whatsoever, or may release any of the security for this Note without in any way affecting the liability of any other party for the payment of this Note.

The due payment and performance of Maker's obligations hereunder shall be without regard to any counterclaim, right of offset, or any other counterclaim whatsoever which Maker may have against Payee and without regard to any other obligations of any nature whatsoever which Payee may have to Maker, and no such counterclaim or offset shall be asserted by Maker in any action, suite or proceeding instituted by Payee for Payment of Maker's obligations hereunder.

This Note and the Loan and Security Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

Maker acknowledges that there is no presumption that the value of the property securing this note is equal to the face amount of the Note, and that a deficiency judgment many be necessary in proceedings taken for enforcement hereof.

No amendment to this Note shall be binding upon Payee unless it is in writing and duly signed by Payee.

IN WITTINESS WHEREOF, the Maker has caused these presents to be duly signed the date first above written.

Borrower:         HAMPSHIRE HOSIERY, INC.
By:               /s/ Charles W. Clayton
--------------------------------------------
Witness:
/s/ Lanna M. West
(Print name):     Charles W. Clayton
Title:            Vice President/Treasurer